Exhibit 3.2

CERTIFICATE OF AMENDMENT TO THE AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF GEMINI THERAPEUTICS, INC.

(Pursuant to Section 242 of the
General Corporation Law of the State of Delaware)

Gemini Therapeutics, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1.  A resolution was duly adopted by the Board of Directors of the Corporation pursuant to Section 242 of the General Corporation Law proposing this Amendment of the Corporation’s Amended and Restated Certificate of Incorporation and declaring the advisability of this Amendment of the Amended and Restated Certificate of Incorporation, which resolution setting forth the proposed amendment is as follows:

RESOLVED, that Article I of the Amended and Restated Certificate of Incorporation of the Corporation, as amended, be and hereby is deleted in its entirety and the following is inserted in lieu thereof:

“The name of the Corporation is Disc Medicine, Inc.”

2.   This Certificate of Amendment of the Amended and Restated Certificate of Incorporation shall be effective as of 5:02 p.m. as of December 29, 2022.

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IN WITNESS WHEREOF, this Corporation has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be signed by its Interim President and Chief Executive Officer this 29th day of December, 2022.

/s/ Georges Gemayel
Georges Gemayel
Interim President and Chief Executive Officer